EXHIBIT 20

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CABLE & WIRELESS                     NYNEX          [Logo]         BELL CANADA
                                                                   INTERNATIONAL
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                                  PRESS RELEASE

U.S. PRESS RELEASE                                         22nd October, 1996
FOR IMMEDIATE RELEASE

          CABLE & WIRELESS, NYNEX AND BELL CANADA INTERNATIONAL CREATE

     POWERFUL FORCE IN UK TELECOMMUNICATIONS, INFORMATION AND ENTERTAINMENT


         Cable  and  Wireless  plc  ("Cable  &  Wireless"),   NYNEX  Corporation

("NYNEX")  (NYSE:NYN) and Bell Canada  International  Inc.  ("BCI") have reached agreement to create the UK's leading provider of integrated  telecommunications,

information  and  entertainment   services  by  merging  into  one  company  the

operations of their UK subsidiaries and affiliates:

         o        Mercury Communications Limited ("Mercury");

         o        NYNEX CableComms Group PLC and NYNEX CableComms Group  Inc.

                  ("NYNEX CableComms") (NASDAQ:NYNCY);

         o        Bell Cablemedia plc ("Bell Cablemedia") (NASDAQ:BCMPY);  and

         o        Videotron Holdings Plc ("Videotron") (NASDAQ:VRONY).

         On  completion  of the  transaction,  the new company will offer direct communications services to businesses throughout the UK and to approximately six million franchised homes. The new company, Cable & Wireless  Communications (the

"Company"),  will  provide  local,  national,  international,  data  and  mobile telecommunications, together with multichannel television and Internet services.

This  combination is designed to create one provider that can offer UK customers a comprehensive range of services over a single network.

         The transactions are subject to certain pre-conditions.

TRANSACTION STRUCTURE
----------------------

-        The  proposal  will  involve  the  creation of a new  company,  Cable &

         Wireless Communications,  which it is intended will ultimately hold 100 per cent. of Mercury, Bell Cablemedia,  Videotron and NYNEX CableComms.

         Subject to the satisfaction of certain pre-conditions,  the transaction will be effected as follows:

         o        Bell  Cablemedia  has agreed  with Le Groupe  Videotron  Ltee,

                  subject to obtaining  certain  clearances and consents by 23rd

                  December, 1996, to purchase its 55.6 per cent. shareholding in

                  Videotron at a price of US $19.75 per ADS.  Upon completion of this purchase, an unconditional cash offer of US$19.75 per ADS will be made by Bell  Cablemedia for Videotron to be funded by a US$338 million equity investment in Bell Cablemedia by Cable

                  &  Wireless  a  short  term  bridge   facility   and  existing

                  resources.  This  offer  would  value the whole of the  issued ordinary share capital of Videotron at approximately  US$1,090 million ((pound)685 million).

         o        Following  the purchase of the GVL stake and the making of and offer and  subject  to a number of  pre-conditions,  including certain  shareholder  consents,  regulatory  approvals and tax

                  clearances,   share  exchange  offers  will  be  made  by  C&W

                  Communications  for Bell Cablemedia,  as enlarged by Videotron and for NYNEX CableComms. BCI and Cable & Wireless have agreed to give irrovacable  undertakings to accept the offer for Bell

                  Cablemedia  in  respect  of  their  combined  65.1  per  cent.

                  shareholding.

         o        NYNEX has agreed,  subject to a number of  pre-conditions,  to give  irrevocable  undertakings  to accept the offer for NYNEX

                  CableComms when made in respect of its 71.2 per cent. direct and indirect interest.

         o        The offers for Bell  Cablemedia and NYNEX  CableComms  will be interconditional.

         o        Cable & Wireless has agreed, subject to certain conditions, to acquire  5.17 per cent.  of  Mercury  from BCI for  (pound)150

                  million.   Mercury  will   subsequently  be  acquired  by  C&W

                  Communications for shares.

         o        Immediately  upon  completion  of the above  transactions  and assuming full acceptance of the offers,  Cable & Wireless will own 52.6 per  cent.,  NYNEX  18.5 per  cent.  and BCI 14.2 per

                  cent.   of   the   fully   diluted   share   capital   of  C&W

                  Communications.  It is intended that arrangements will be made to enable  C&W  Communications  to be listed on the London and

                  New York Stock Exchanges.


Press and investor enquiries:
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Cable & Wireless              Pres           Peter Eustace      0171 315 4495
                              Investors:     John Doherty       0171 315 4460

NYNEX                         Press:         Susan Kraus        0171 767 1000
                                             (from 23/10/96)    +1(212) 395 0500

                              Investors:     Allen Pattee       +1(212) 730 6223

Bell Canada International     Press:         Peter Burn         +1(514) 392 2264
                              Investors:     Howard Hendrick    +1(514) 397 7025

Bell Cablemedia               Press:         Denise Lewis       0171 767 1000
                                             (22/10/96 only)


                              Investors:     Fiona Murphy       0171 291 3075

Brunswick                                    James Bradley      0171 404 5959
                                             James Hogan


         The exchange  offers will be made in the United States only by means of a prospectus.